EXHIBIT IV


                   IN THE UNITED STATES COURT OF APPEALS
                           FOR THE THIRD CIRCUIT

==============================================================================

==============================================================================
                               NO. 98-______

==============================================================================

==============================================================================
                 ALLIEDSIGNAL INC., a Delaware corporation,
                                 Appellant

                                     v.

               AMP INCORPORATED, a Pennsylvania corporation,
                                  Appellee

==============================================================================

==============================================================================
               ALLIEDSIGNAL INC., a Delaware corporation, and
            PMA ACQUISITION CORPORATION, a Delaware corporation,
                                  Appellant

                                     v.

               AMP INCORPORATED, a Pennsylvania corporation,
                                  Appellee

==============================================================================

              On Appeal from the United States District Court
                  for the Eastern District of Pennsylvania
                        Civil Action No. 98-CIV-4058
                        Civil Action No. 98-CIV-4405

==============================================================================

                         APPELLANTS' OPENING BRIEF

==============================================================================

FRIED, FRANK, HARRIS,                             DECHERT PRICE & RHOADS
  SHRIVER & JACOBSON                              Mary A. McLaughlin
Alexander R. Sussman                              George G. Gordon
Barry G. Sher                                     4000 Bell Atlantic Tower
One New York Plaza                                1717 Arch Street
New York, New York  10004                         Philadelphia, PA  19103
(212) 859-8000                                    (215) 994-4000
(212) 859-4000 Facsimile                          (215) 994-2222 Facsimile

                             TABLE OF CONTENTS

STATEMENT OF SUBJECT MATTER AND APPELLATE JURISDICTION.......................1

STATEMENT OF RELATED CASES AND PROCEEDINGS...................................2

STATEMENT OF ISSUES PRESENTED FOR REVIEW.....................................2

STATEMENT OF THE CASE........................................................4

STATEMENT OF FACTS...........................................................8

SUMMARY OF ARGUMENT.........................................................16

ARGUMENT....................................................................20

   I.   STANDARD OF REVIEW..................................................20

   II. THE DISTRICT COURT ERRED IN ENJOINING THE PENDING ELECTION OF DIRECTORS UNTIL ALLIEDSIGNAL AND THE DIRECTOR NOMINEES MADE
        ADDITIONAL DISCLOSURES..............................................21

        A.  The District Court Erred In Granting Relief That Had Not Been
            Requested On A Claim That Was Not Included In AMP's Motion......22

        B.  There Is No Evidence That AlliedSignal Violated The Federal
            Securities Laws.................................................23

        C.  The District Court's Injunctive Relief Is Premised On A
            Fundamental Misunderstanding Of Pennsylvania Law................26

          1.  Section 2538 Permits Interested Directors To Vote On
              Transactions With An Interested Shareholder...................27

          2. The District Court's Premise That The Nominees Cannot Act Without Breaching A Fiduciary Duty Is Inconsistent With
              Pennsylvania Law And Standard Corporate Practice..............29

  III.  THE DISTRICT COURT ERRED IN NOT ISSUING A PRELIMINARY INJUNCTION
        AGAINST THE NONREDEMPTION AND NULLIFICATION PROVISIONS..............30

        A.  AlliedSignal's Consent Solicitation Proposals Are Authorized
            By The PBCL, AMP's Articles Of Incorporation, And AMP's Bylaws..30

          1.  The Nominee Election Proposals Are Lawful.....................31

          2.  AlliedSignal's Shareholder Rights Proposal Is Explicitly
              Authorized By Pennsylvania Law................................32

        B.  The Nonredemption And Nullification Provisions Are Illegal As
            They Are Beyond The Power Of A Board Of Directors To Enact And
            Are Impermissible Attempts To Punish Shareholders For
            Exercising Their Voting Rights..................................37

          1. The Nonredemption And Nullification Provisions Are Illegal Restrictions On A Future Board's Power And Responsibilities
              Under The PBCL................................................38

          2.  The Nonredemption And Nullification Provisions Punish
              Shareholders For Voting And Are Therefore Illegal.............42

        C.  AlliedSignal Has Demonstrated The Remaining Prerequisites To
            Injunctive Relief...............................................45

CONCLUSION..................................................................45

           STATEMENT OF SUBJECT MATTER AND APPELLATE JURISDICTION

          This is an appeal from an Order of the United States District Court for the Eastern District of Pennsylvania (the "district court") dated October 8, 1998, granting partial summary judgment for AMP Incorporated ("AMP"), entering an injunction against AlliedSignal Inc. ("AlliedSignal") (in Civil Action No. 98-CV-4405), and denying AlliedSignal's request for injunctive relief (in Civil Action No. 98-CV-4058). AlliedSignal filed a Notice of Appeal and a Motion for Expedited Appeal on October 9, 1998.

          The district court had jurisdiction over these matters pursuant to 28 U.S.C. ss.ss. 1331, 1332 and 1367. AMP is incorporated and has its principal place of business in Pennsylvania. AlliedSignal and PMA Acquisition Corp. are Delaware corporations with their principal places of business in New Jersey. The amount in controversy is in excess of $75,000, exclusive of interest and costs. AMP's Amended Complaint (C.A. No. 98-CV-4405) includes federal claims (not at issue in this appeal) under the Securities Exchange Act of 1934. AlliedSignal's Complaint (C.A. No. 98-CV-4058) includes claims under the commerce and supremacy clauses of the U.S. Constitution. This Court has appellate jurisdiction over the district court's denial of AlliedSignal's requested injunctive relief and the district court's entry of an injunction against AlliedSignal pursuant to 28 U.S.C. ss. 1291 and ss. 1292(a). Similarly, this Court has appellate jurisdiction, pursuant to 28 U.S.C. ss.1292(a), over the district court's grant of partial summary judgment in favor of AMP because that issue is inextricably bound to a meaningful appellate review of the district court's denial of AlliedSignal's requested injunction. See Casey v. Planned Parenthood of Southeastern Pa., 14 F.3d 848, 855-56 (3d Cir. 1994).

                 STATEMENT OF RELATED CASES AND PROCEEDINGS

             AlliedSignal is not aware of any related appeals.

                  STATEMENT OF ISSUES PRESENTED FOR REVIEW

          1. Did the district court commit an error of law in enjoining AlliedSignal's consent solicitation until AlliedSignal's Consent Statement states that its director nominees have a fiduciary duty solely to AMP under Pennsylvania law and includes a statement from each nominee affirmatively committing to that duty when:

               (a) AMP never requested injunctive relief, and the court did not make the necessary findings for such relief;

               (b) AMP expressly did not move for relief on its federal disclosure claims and, thus, AlliedSignal did not have an opportunity to brief, argue or develop a record on those claims;

               (c) The record shows that AlliedSignal's disclosures were adequate as a matter of law; and

               (d) The district court's ruling is premised on an erroneous interpretation of Pennsylvania law?

          2. Did the district court err in granting summary judgment in the form of a declaratory judgment that AlliedSignal's Shareholder Rights Proposal was unlawful (in which case review is plenary) when:

               (a) AMP had not moved for summary judgment on AlliedSignal's Shareholder Rights Proposal or requested a declaratory judgment; and

               (b) The Shareholder Rights Proposal is expressly authorized by ss. 1721 of the Pennsylvania Business Corporation Law ("PBCL")(FN1) and AMP's own Articles of Incorporation?

----------------
1 Pursuant to FRAP 28(f) and Local Rule 28.1(a)(iii), the relevant statutory sections of the PBCL are collected at Tab 4 in the accompanying Addendum to Appellant's Opening Brief.


          3. Did the district court commit an error of law by denying AlliedSignal's request for injunctive relief enjoining the nonredemption and nullification provisions of AMP's Shareholder Rights Plan ("poison pill") when:

               (a) In direct violation of ss.ss. 1721 and 1502(18) of the PBCL, the nonredemption and nullification provisions make it impossible for the directors to exercise their power to consider fully, reject, accept or otherwise respond to a tender offer or proposed acquisition;

               (b) The nonredemption provision is a direct interference with the right of shareholders under ss. 1725 of the PBCL to elect directors of their choosing; and

               (c) The nullification provision is a direct interference with the explicit right of shareholders under ss. 1721 of the PBCL to decide who can exercise corporate powers and to place such powers in the hands of individuals other than the board of directors?

                           STATEMENT OF THE CASE

          This appeal concerns AlliedSignal's consent solicitation of AMP shareholders (1) to elect new directors to AMP's board and (2) to adopt a bylaw transferring the power of AMP's directors over AMP's "poison pill"(FN2) to an independent group of "Shareholder Rights Agents." It also concerns the legality of two amendments to AMP's poison pill adopted by AMP's board of directors, both designed to render those consent solicitation proposals ineffective.

----------------
2 A poison pill, commonly adopted by publicly traded corporations in the form of a "shareholder rights agreement," is designed to repel, or at least delay, takeover attempts that are not approved by the board of directors. In general terms, a poison pill works as follows: if an acquiring entity (the "acquiror") acquires more than a specified percentage of a target company's stock (a "triggering event"), each share of the stock other than stock held by the acquiror carries with it a "right" to acquire newly-issued shares of the company's stock at half price and/or, once a merger is consummated, newly-issued shares of the acquiror's stock at half-price. Once triggered, these rights place huge amounts of half-price stock in the hands of the target's shareholders, thereby diluting the interest of the acquiror and making it economically prohibitive for the acquiror to complete its acquisition. All poison pills include a "redemption" provision that allows a target company's board of directors to extinguish the poison pill rights in order to permit a sale or merger of the company that is approved by the board.


          In early August 1998, AlliedSignal announced an unsolicited, all-cash tender offer for all outstanding shares of AMP. In addition to the tender offer, AlliedSignal announced a consent solicitation to obtain AMP shareholders' consent to the election of new directors to AMP's board (the "Nominee Election Proposals"). The consent procedure, which is specifically authorized by Pennsylvania law and AMP's own Articles of Incorporation, allows AMP's shareholders to act by written consent without calling a meeting. The purpose of the consent solicitation, a strategy that is common in takeover contests when the target company has a poison pill, is to permit the shareholders to place new directors on AMP's board who would redeem the pill and allow the shareholders to vote on a merger proposal between AMP and AlliedSignal or permit AlliedSignal to complete its tender offer.

          On August 4, 1998, AlliedSignal filed a complaint (C.A. No. 98-CV-4058) against AMP, alleging that AMP's poison pill was illegal because it contained a "dead hand" provision preventing newly elected directors from amending or redeeming the pill.(FN3) In response to AlliedSignal's tender offer and consent solicitation, the AMP board of directors amended AMP's poison pill to provide that, if AMP's shareholders voted to elect the AlliedSignal nominees, then ALL directors would be prevented from amending or redeeming the pill until it expires in November 1999 (the "nonredemption provision").

----------------
3 The dead hand provision provided that the poison pill could be amended or redeemed only by a majority of the directors in office before a hostile takeover began or by their chosen and approved successors.

          AlliedSignal then amended its consent solicitation to add a proposal, termed the "Shareholder Rights Proposal," asking that shareholders amend AMP's Bylaws, pursuant to ss. 1721 of the PBCL and
Article VII of AMP's Articles, to place all powers with respect to AMP's poison pill in the hands of three "Shareholder Rights Agents." These agents would then amend the poison pill so that it would not apply to tender offers or merger proposals effectively approved by a majority of the outstanding shares. In response, AMP's board again amended the poison pill to provide that, if AMP's shareholders voted to adopt this bylaw, then all power to amend or redeem the poison pill, whether exercised by directors or by Shareholder Rights Agents, would be lost until the poison pill expires (the "nullification provision"). AlliedSignal amended its complaint to challenge both amendments to AMP's poison pill.

          On August 21, 1998, AMP filed a complaint against AlliedSignal and PMA Acquisition Corporation, alleging that AlliedSignal's tender offer and consent solicitation materials were false and misleading under federal law (AMP's "First Claim for Relief") and that AlliedSignal's Nominee Election Proposals were unlawful because AlliedSignal's nominees have an inherent conflict of interest with AMP (AMP's "Second Claim for Relief"). AMP amended its complaint on September 22 to add two additional claims, one regarding the legality of the Shareholder Rights Plan and the other regarding the ability of AlliedSignal to vote any AMP shares it purchases.

          On September 11, 1998, AMP moved for partial summary judgment in the form of a declaratory judgment. AMP's motion was limited to its Second Claim for Relief regarding the nominees' alleged "inherent conflict of interest" and was limited to a request for a declaratory judgment. AMP's motion did not seek injunctive relief, and AMP expressly excluded from its motion the federal disclosure claims in its First Claim for Relief. Similarly, AMP did NOT include a motion for a declaratory judgment that the Shareholder Rights Proposal was unlawful. On September 23, 1998, AlliedSignal cross-moved for summary judgment on AMP's Second Claim for Relief.

          On September 14, 1998, AlliedSignal moved for a preliminary injunction and summary judgment on the claims in its complaint, seeking to enjoin and declare illegal both amendments to AMP's poison pill. AMP cross-moved for summary judgment on these claims.

          On October 8, 1998, after hearing argument, the district court issued an Order disposing of all pending motions and certain "motions" that had not been filed. First, although AMP had never moved for a judgment that AlliedSignal's Shareholder Rights Proposal was unlawful, the district court stated that it was "grant[ing]" AMP's non-existent "motion" and declared the Shareholder Rights Proposal illegal. Despite the fact that the Shareholder Rights Proposal was specifically predicated on authority granted to shareholders under PBCL ss. 1721, the district court's opinion did not even mention that section. Instead, the basis for the court's holding was that, although the Shareholder Rights Proposal was specifically denominated as a bylaw amendment, it actually "constitut[ed] an attempt to propose an amendment to AMP's Articles of Incorporation," which the court noted "cannot be done by shareholders." (Op. at P. 46.) AMP never made this argument.

          Second, even though AlliedSignal had never argued that AMP's directors had breached their fiduciary duties, the court held that the two amendments to AMP's poison pill were not a breach of the directors' fiduciary duties and were not (as AlliedSignal had argued) ultra vires. The holding as to each poison pill amendment was based in part on the court's conclusion that each of AlliedSignal's consent proposals was unlawful. (Op. at P. 49-50.)

          Third, although AMP had specifically declined to move on the disclosure claims in its complaint, the district court, without notice or hearing and without a record of AlliedSignal's current disclosures, held that AlliedSignal had not disclosed "unequivocally" that its nominees to AMP's board would owe exclusive fiduciary duties to AMP under Pennsylvania law. Without making any findings as to the materiality of this "omission," the court ordered AlliedSignal's consent solicitation enjoined until such a disclosure was made. In addition, without citing any precedent or authority, the court also conditioned its injunction on AlliedSignal's producing statements by "each individual nominee affirmatively committing personally to that duty." (Order at 2.)

          Fourth, the district court denied AlliedSignal's motion for a declaratory judgment and preliminary injunction, finding that AMP's nullification and nonredemption amendments to its poison pill were permissible under Pennsylvania law. Incorrectly characterizing the pill amendments as imposing only "voting disqualifications for interested directors" (Op. at P. 56), the district court's opinion ignored the fact that the pill amendments prevent all directors -- interested or disinterested -- from redeeming or amending the pill, in direct derogation of the powers of current and future boards.

          Finally, in a provision of its Order from which no appeal is taken, the district court, although recognizing that it had declared AlliedSignal's Shareholder Rights Proposal illegal in the first provision of its order, upheld AMP's choice of a record date for that provision and denied AlliedSignal's request for a preliminary injunction.

                             STATEMENT OF FACTS

          ALLIEDSIGNAL ANNOUNCES A TENDER OFFER FOR AMP. On August 4, 1998, AlliedSignal announced a tender offer for all outstanding shares of AMP at a price of $44.50 cash per share (the "Initial Offer"), totaling approximately $10 billion. (A 1140.) The $44.50 price represented a premium of more than 55% over the price of AMP's stock before the announcement of the offer. (A 1140-41.)

          AlliedSignal's Initial Offer was subject to several conditions. These conditions included redemption of the poison pill. (A 81-84.) On August 21, 1998, AMP's board of directors rejected the Initial Offer, preventing the conditions of the Initial Offer from being fulfilled. (A 237.) Despite the opposition of the AMP board, by the expiration date of the Initial Offer, AMP's shareholders had tendered 72% of AMP's outstanding shares to AlliedSignal, an overwhelming indication of support for the proposed business combination with AlliedSignal. (A 1141-42.)

          Because the opposition of AMP's board prevented AlliedSignal from purchasing any shares, AlliedSignal revised its tender offer on September 14, 1998 (the "Amended Offer"). In the Amended Offer, AlliedSignal offered to purchase up to 40 million shares of AMP stock (approximately 18% of AMP's outstanding common shares) at $44.50 per share. (A 763.) The planned purchase of 18% of AMP's stock was just below the number of shares AlliedSignal could acquire without triggering AMP's poison pill. (A 1142.)

          On September 18, 1998, in response to AlliedSignal's Amended Offer, AMP amended its poison pill to lower the percentage of shares necessary to trigger the poison pill from 20% to 10%. As a result, AlliedSignal announced a revision of its Amended Offer reducing the number of shares it would purchase to 20 million at $44.50 per share, approximately 9% of AMP shares. (A 1138-39.) The Amended Offer has closed, and AlliedSignal is in the process of purchasing the 20 million shares on a pro rata basis. After AlliedSignal completes its purchase of the 20 million shares under the Amended Offer, it intends to commence a new tender offer for all remaining AMP shares at $44.50 per share. (A 1142.)

          ALLIEDSIGNAL ANNOUNCES A CONSENT SOLICITATION OF AMP SHAREHOLDERS TO ELECT ADDITIONAL DIRECTORS TO AMP'S BOARD. At the time of its Initial Offer, AlliedSignal also announced its intention to conduct a consent solicitation to gain control of AMP's board.(FN4) (A 1148.) A consent solicitation is a procedure specifically authorized by Pennsylvania law and AMP's Articles of Incorporation that allows shareholders, without the necessity for a meeting, to authorize corporate actions by submitting written consents (effectively, ballots). See PBCL ss. 2524; Article IX of AMP's Articles of Incorporation. (A 554.) Because consent solicitations are subject to federal proxy rules, AlliedSignal filed a preliminary Consent Statement with the Securities and Exchange Commission ("SEC"). (A at 554.) When effective, that Consent Statement will be provided to all AMP shareholders. The AMP board of directors has filed a Consent Revocation Statement with the SEC, which also will be provided to AMP shareholders. (A 1153.)

----------------
4 Consent solicitations or proxy contests to elect new members to a target company's board are a common part of a takeover bid. See, e.g., Shawn C. Lese, Preventing Control from the Grave: A Proposal for Judicial Treatment of Dead Hand Provisions in Poison Pills, 96 Colum.
     L. Rev. 2175, 2175 (1996) ("[T]oday, [hostile bidders'] method for gaining control usually involves commencing a tender offer in combination with a proxy or consent solicitation."); Steven Lipin, More Potent Weapons Dwell in Takeover Arsenal, Wall St. J., Sept. 7, 1995, at C1 ("'The joining of proxy or consent solicitations with takeover bids is almost standard operating procedure now.'") (quoting Peter Atkins of Skadden, Arps, Slate, Meagher & Flom, currently AMP's principal corporate legal advisors in connection with AlliedSignal's offer). (A 722.)


          AlliedSignal's consent solicitation includes the Nominee Election Proposals, which essentially propose that AMP's shareholders elect an additional 17 persons to AMP's board of directors. (A 768-73, 784.) These
17 nominees are all current officers or directors of AlliedSignal. (A 770-73.) Twelve of the 17 nominees, however, are outside directors of AlliedSignal and do not hold management positions within the company.(FN5) (A 770-73.) Once elected, the 17 nominees will constitute a majority of AMP's board. The purpose of the consent solicitation is no secret: all 17 nominees have announced their intention, subject to their fiduciary duties to AMP, to support a merger of AMP and AlliedSignal. (A 761, 763, 769.)

----------------
5 The qualifications of the 17 nominees are not in question. All 17 have held corporate positions of responsibility. Most have held executive and board positions with large U.S. companies including: Bell Atlantic Corporation, General Electric Corporation, The Prudential Insurance Company of America, American Home Products Corporation, CVS Corporation, Kraft Foods, Inc., Bankers Trust Company, GTE Corporation, Merrill Lynch & Co., Viacom, Inc., Schering-Plough Corporation, The Chase Manhattan Corporation, Deere & Company, Champion International Company, Digital Equipment Corporation and The Federal Home Loan Mortgage Corporation. (A 770-73.) Ten are current or former chief executive officers; one is a former member of the Joint Chiefs of Staff; one is a former astronaut; and another is the Chancellor of the University of California, Santa Barbara. (A 770-73.)


          Even if the nominees are elected by AMP shareholders, however, they cannot effect a merger with AlliedSignal without a shareholder vote. Indeed, they first must undertake a process by which the entire board, including the "current" directors, reviews the desirability of submitting a merger proposal to AMP's shareholders under the facts and circumstances then existing. Under AMP's Articles of Incorporation, unless an acquiror owns 80% or more of AMP's shares, any merger agreement requires the affirmative vote of 66 2/3% of the votes cast by AMP's shareholders entitled to vote. (A 554.) Also, if the merger were at a price below the highest price that AlliedSignal has paid for AMP shares, it would require a majority vote of disinterested directors (i.e. not including the nominees) or of disinterested shareholders (i.e. not including AlliedSignal). See PBCL ss. 2538. In addition, if a merger is consummated involving all or part cash consideration (and AlliedSignal contemplates an all cash merger), the PBCL provides a specific procedure for a shareholder to object to the merger and obtain the rights and remedies of a dissenting shareholder, including the right to demand payment of the "fair value" of his or her shares. See PBCL ss.ss. 1571-80, 1930(a).

          ALLIEDSIGNAL HAS DISCLOSED THE MATERIAL FACTS ABOUT THE NOMINEES IN ITS CONSENT SOLICITATION. AlliedSignal's Consent Statement, as originally filed, fully describes the material facts regarding the nominees, including their ties to AlliedSignal and their intentions regarding a merger between AlliedSignal and AMP. The Consent Statement includes (1) the identity of each nominee and (2) for each nominee, a description of his or her professional background, including his or her affiliation with AlliedSignal. (A 770-73.) In addition, the Consent Statement discloses that, subject to their fiduciary duties:

          [t]he nominees intend, if elected as directors of [AMP], to cause [AMP] to enter into and consummate a merger or similar business combination (a "Proposed Merger") with AlliedSignal as soon as reasonably practicable and under circumstances in which [AMP's poison pill] would not be triggered.

(A 763.)

          AlliedSignal's Consent Statement also explains to shareholders that "AlliedSignal's primary purpose in seeking to elect the Nominees to the [AMP] Board is to facilitate the consummation of the Second Offer and Proposed Merger" and spells out for shareholders that the nominees, in certain circumstances, may have a potential "conflict of interest." (A 769.) The Consent Statement further discloses that the nominees do not have any plans with respect to the actions they may take if such circumstances occur, but that they "intend to discharge their obligations owing to [AMP] under Pennsylvania law and in light of then prevailing circumstances, taking into account the effects of any actions taken on [AMP's] shareholders and other stakeholders." (A 769.)

          On October 1, 1998, AlliedSignal amended its Consent Statement to expand its disclosures. The Consent Statement, as amended October 1, 1998, explains that:

          [T]he nominees understand that, in their actions as directors of the Company, they should not be guided by or take into account any duties or responsibilities they may have in other capacities to AlliedSignal or its stockholders, but rather are OBLIGATED TO ACT SOLELY WITH REGARD TO THEIR DUTIES AS DIRECTORS OF THE COMPANY UNDER APPLICABLE PENNSYLVANIA LAW.


(Tab 1 at 8.)(FN6) Similarly, in disclosing the circumstances in which the nominees may face a conflict, the Consent Statement, as amended October 1, 1998, also states that:

----------------
6 AlliedSignal has attached three documents to the accompanying Addendum to Appellant's Opening Brief (these documents are cited to throughout as "Tab __.") that were not before the district court: (1) the Consent Statement, as amended October 1, 1998 (Tab 1); (2) the Consent Statement, as amended on October 13, 1998 to comply with the district court's Order (Tab 2); and (3) a full-page advertisement placed by AMP in the Wall Street Journal on Monday, October 12, 1998 (Tab 3). AlliedSignal submits these documents to establish, first, that it has complied with the district court's order pending appeal, see Acierno
     v. Mitchell, 6 F.3d 970, 973 n.8 (3d Cir. 1993) (taking notice of compliance with injunction); second, that, notwithstanding AlliedSignal's compliance, the district court's erroneous Order and opinion continues to affect the consent solicitation process; and third, that, had AlliedSignal had notice that the district court intended to consider AMP's disclosure claims, there was relevant evidence that AlliedSignal would have brought to the court's attention on the disclosure issues (namely, the Consent Statement, as amended October 1, 1998). Given the expedited nature of the present appeal and the significance of these intervening events, AlliedSignal requests, in connection with the filing of its Opening Brief, that the Court supplement the record by taking judicial notice of these materials. See Federal Ins. Co. v. Richard I. Rubin & Co., 12 F.3d 1270, 1284 (3d Cir. 1993).


          Moreover, AlliedSignal has authorized and requested the nominees to participate in the consent solicitation and understands that their actions as directors of the Company must take into account ONLY THE INTERESTS OF THE COMPANY AND NOT THE INTERESTS OF ALLIEDSIGNAL except to the extent of AlliedSignal's interest as a shareholder of the Company in common with other shareholders of the Company.

Id.
--

          On October 13, 1998, AlliedSignal amended its Consent Statement to comply with the district court's Order. (Tab 2.) In its Consent Statement, as amended October 13, 1998 AlliedSignal reinforces its prior disclosures by stating that "[t]he Nominees, if elected as directors of [AMP], WILL OWE A FIDUCIARY DUTY SOLELY TO [AMP] UNDER PENNSYLVANIA LAW." (Id. at 9.) The Consent Statement, as amended October 13, 1998, also explains that

          Each Nominee has undertaken personally (in writing) to be bound by and discharge his or her duty of undivided loyalty to [AMP] and has agreed to perform his or her duties in good faith, in a manner that he or she reasonably believes to be in the best interests of [AMP].

(Id. at 9, A-V-1.) In addition, the Consent Statement, as amended October 13, 1998, sets forth in their entirety paragraphs 67-81 of the district court's Order relating to the Nominee Election Proposals. (Id. at 10-11.)

          THE PROPOSALS IN ALLIEDSIGNAL'S CONSENT SOLICITATION ARE COMMON CORPORATE PRACTICE AND RECOGNIZED UNDER PENNSYLVANIA AND FEDERAL LAW. The district court suggests that there is something unusual about the nomination of acquiror-affiliated directors for the board of a target company. (Op. P. P. 75-76.) To the contrary, proposals such as those in AlliedSignal's consent solicitation that ask shareholders to elect directors affiliated with a potential acquiror to a target's board are common corporate practice. In fact, there have been at least 18 proxy contests and consent solicitations in the last five years in which an acquiror has nominated affiliated persons for election to the target's board, and in 12 of those situations, the acquiror-affiliated directors would have made up a majority of the target's board. (A 798-800.) In none of those situations did the target challenge the proxy or consent solicitation on the ground that the acquiror-affiliated nominees had a conflict of interest.

          AMP ATTEMPTS TO PREVENT SHAREHOLDERS FROM VOTING ON THE CONSENT SOLICITATION PROPOSALS BY AMENDING ITS POISON PILL AND FILING THE CLAIMS AT ISSUE IN THIS APPEAL. After the announcement of AlliedSignal's Nominee Election Proposals, AMP's board took several steps to hinder AMP's shareholders from voting for the nominees. First, AMP's board delayed the solicitation by setting a record date of October 15, 1998, two months after the consent solicitation was announced.(FN7) (A 1152.)

----------------
7 The record date determines which AMP shareholders are entitled to give consent to the proposals in the consent solicitation and the number of outstanding shares for computing whether a majority of such shares have consented. Under the terms of AMP's Bylaws, shareholder consents are effective for 90 days from the record date. AMP Bylaw 1.7.1 (A 557.)


          Second, on August 20, 1998, AMP's board announced an amendment to AMP's poison pill, adding the nonredemption provision that would make the poison pill non-redeemable and non-amendable, if AMP's shareholders elected a new majority to the AMP board. (A 688-92.) In that event, AMP's poison pill could no longer be redeemed by anyone, including the current directors, until the pill expires in November of 1999, regardless of whether a majority of the board or a majority of the shareholders supported a transaction and regardless of the identity of the bidder or the terms of its offer. Id.

          ALLIEDSIGNAL AMENDS ITS CONSENT SOLICITATION TO PROPOSE A NEW BYLAW AND AMP'S BOARD AGAIN AMENDS AMP'S POISON PILL TO FRUSTRATE A SHAREHOLDER VOTE. In response to the AMP board's use of the poison pill to frustrate the election of new directors, AlliedSignal amended its consent solicitation to propose that AMP's shareholders adopt the Shareholder Rights Proposal pursuant to Article VII of the AMP Bylaws and PBCL ss. 1721, transferring the power over AMP's poison pill to three Shareholder Rights Agents. (A 761-68.) To prevent AMP's shareholders from approving the Shareholder Rights Proposal, AMP's board again amended AMP's poison pill, this time adding the nullification provision making the poison pill non-redeemable and non-amendable if the Shareholder Rights Proposal were adopted. (A 838s-838v.) AMP's board also set a separate record date of November 16, 1998 for the Shareholder Rights Proposal. (A 1155.)

                            SUMMARY OF ARGUMENT

          THE DISTRICT COURT'S INJUNCTION. The order of the district court enjoining the pending consent solicitation exceeded the court's authority and was an abuse of discretion. There was no motion for such an injunction before the district court.

          The ostensible basis for issuing the injunction was the court's conclusion that the disclosures in AlliedSignal's Consent Statement were not adequate, even though the motion before the Court EXPRESSLY EXCLUDED alleged disclosure violations. The parties had neither raised nor briefed that issue. As a result, the court's decision did not take into account the amended Consent Statement on file with the SEC and, thus, it was based on a clearly erroneous factual premise. Moreover, the court did not cite a single authority for its conclusion. Under clearly established federal securities law decisions, the disclosures were in fact adequate as a matter of law.

          The court's ruling with respect to the consent solicitation also was based on an erroneous interpretation of ss. 2538 of the PBCL. The court held that ss. 2538, which establishes the procedures for approval of a corporate transaction with an interested shareholder, prevents a director affiliated with or nominated by the interested shareholder from voting on the transaction. The court had it exactly wrong. On the contrary, ss. 2538 plainly provides that directors affiliated with or nominated by the interested shareholder can vote on a transaction with the interested shareholder and, indeed, can constitute a majority of the favorable votes of the board even if a majority of disinterested directors do not support the transaction. In that event, however, one of the following conditions must occur: a majority of the disinterested shareholders must approve the transaction; or the price paid to the shareholders must not be less than the highest price paid by the interested shareholder. Pennsylvania's "interested director" statute, PBCL ss. 1728, which the district court never cited, also clearly provides that an interested director can vote on a merger transaction with a company with which the director is affiliated.

          DENIAL OF ALLIEDSIGNAL'S MOTIONS. The district court denied AlliedSignal's motion to enjoin the two amendments to AMP's poison pill that make the pill non-redeemable and non-amendable if the shareholders, as they have a right to do, vote to change control of the board or take away powers of the board. The denial of the injunction was based, in each instance, on the erroneous holding that the board of director's action was a justified response to an "unlawful" proposal. Both proposals are lawful. The Nominee Election Proposals would amend AMP's Bylaws to enlarge the size of the board of directors and would elect AlliedSignal's nominees. The shareholders have a right to take those actions by the express terms of PBCL ss. 2524, which permits shareholders to act by written consent without the need for a meeting, provided that the shareholders have that right pursuant to the company's articles of incorporation. Article IX of AMP's Articles of Incorporation provides:

          ANY ACTION THAT MAY BE TAKEN AT A MEETING OF THE SHAREHOLDERS or of a class of shareholders may be taken without a meeting if proper consent is made to the action. ANY SUCH ACTION MAY BE TAKEN WITHOUT A MEETING UPON THE WRITTEN CONSENT OF SHAREHOLDERS who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voting. (Emphasis added.)

(A 554.) Neither AMP nor the district court challenges the right of shareholders to amend the bylaws, nominate directors, or elect directors.

          The district court, however, characterized the proposals as an attempt by shareholders to propose a plan of merger because the nominees have stated an intention, subject to their fiduciary duties to AMP, to pursue a merger with AlledSignal. Once elected, however, the nominees, in their capacity as AMP directors, will consider whether a merger is in the best interests of AMP and then decide what action to take, taking into account all of the facts and circumstances at the time. Nothing in the proposals themselves commits the nominees to take specific action with respect to a merger or to take any action inconsistent with their fiduciary duties. Moreover, it would be astounding if a plan of merger proposed by the directors after their election, was deemed to be a plan of merger proposed by the shareholders simply because the directors had "run" for office on a specific platform and the shareholders had elected them on that basis.

          With respect to the Shareholder Rights Proposal, which would give all powers with respect to the poison pill to a committee of Shareholder Rights Agents, the district court wrongly concluded that PBCL ss. 2513 requires that all powers with respect to a poison pill reside with the directors. The district court completely ignored the controlling provision, PBCL ss. 1721, which provides that the shareholders may take away from the board of director powers otherwise given to the board by statute and vest those powers in persons of the shareholders choosing.

          Once one concludes that the proposals are lawful and can be presented to the shareholders, it follows that the two poison pill amendments, both adopted to prevent the shareholders from acting on the proposals, exceeded the authority of the directors and encroach upon the fundamental voting rights of the shareholders. This is not a case about whether the directors breached their fiduciary duties (as the district court analyzed it), but rather a case about whether the directors acted outside their statutory authority by penalizing the shareholders for taking action clearly within the shareholders' power and in restricting the future exercise of the board's discretion.

          Under PBCL ss. 1502, the directors have no power to limit their authority to accept, reject or respond to a proposed acquisition. That is precisely what the two amendments do: if the shareholders vote as proposed, then the board has no ability to go forward with any merger until the poison pill expires, no matter who the other party to the merger is and no matter what price is offered.

          This Court has held in the past that "actions taken for the purpose of interfering with the shareholder franchise must be supported by compelling justification." IBS Fin. Corp. v Seidman & Assocs., L.L.C., 136 F.3d 940, 951 (3d Cir. 1998). There is no such justification here.

                                  ARGUMENT

I.   STANDARD OF REVIEW

          The standard of review of a district court's grant of summary judgment is plenary. See Iberia Foods Corp. v. Romeo, 150 F.3d 298, 302 (3d Cir. 1998). The standard of review of both the grant of a permanent injunction and the denial of a preliminary injunction is abuse of discretion. See Smith v. Magras, 124 F.3d 457, 460 (3d Cir. 1997) (permanent injunction); Troster v. Pa. State Dep't of Corrections, 65 F.3d 1086, 1089 (3d Cir. 1995) (preliminary injunction). Abuse of discretion will be found where "the district court's decision rests upon a clearly erroneous finding of fact, an errant conclusion of law, or an improper application of law to fact." Smith, 124 F.3d at 461; see also Troster, 65 F.3d at 1089; AT&T Co. v. Winback and Conserve Program, Inc., 42 F.3d 1421, 1427 (3d Cir. 1994) (vacating district court's denial of preliminary injunction and noting that "a court of appeals must reverse if the district court has proceeded on the basis of an erroneous view of the applicable law") (citation and internal quotation marks omitted).

II. THE DISTRICT COURT ERRED IN ENJOINING THE PENDING ELECTION OF DIRECTORS UNTIL ALLIEDSIGNAL AND THE DIRECTOR NOMINEES MADE ADDITIONAL DISCLOSURES

          The district court enjoined the pending consent solicitation on the ground that AlliedSignal had inadequately disclosed the fiduciary duties owed by directors under Pennsylvania law. The district court's order must be reversed for three independent reasons: (1) AMP never made a motion based on its disclosure claim, and the court did not have the benefit of briefing, argument, or a full record on this important issue; (2) AlliedSignal's Consent Statement already included the disclosures required by federal law and, indeed, the essence of the specific disclosures ordered by the district court; and (3) the court based its order on a fundamental misinterpretation of Pennsylvania law.(FN8)

----------------
8 The unfounded injunction order causes AlliedSignal continuing prejudice in connection with the consent solicitation. Although AlliedSignal has amended its consent solicitation to reinforce the required disclosures, AMP has already threatened to challenge AlliedSignal's compliance with the Order. The Order and opinion also send an unwarranted but clear message to AMP's shareholders that they have substantial reason in the eyes of the court to be wary of AlliedSignal's nominees and not to consent to the nominees. The AMP directors have already included the court's decision in its solicitation materials opposing AlliedSignal's proposals and yesterday published a full-page advertisement in the Wall Street Journal seeking to take advantage of the district court's decision. (Tab 3.)


     A. THE DISTRICT COURT ERRED IN GRANTING RELIEF THAT HAD NOT BEEN REQUESTED ON A CLAIM THAT WAS NOT INCLUDED IN AMP'S MOTION

          This Court has cautioned that, "[u]nder our cases, a district court may not grant summary judgment sua sponte unless the court gives notice and an opportunity to oppose summary judgment." Otis Elevator Co. v. George Washington Hotel Corp., 27 F.3d 903, 910 (3d Cir. 1994); see also Chambers Dev. Co., v. Passaic County Utilities Auth., 62 F.3d 582, 584 n.5 (3d Cir. 1995) (holding that sua sponte summary "judgment cannot be entered without first placing the adversarial party on notice . . . [and providing] the party with an opportunity to present relevant evidence in opposition to that motion"). Failure to afford notice and opportunity to be heard by granting judgment sua sponte "endanger[s] important rights and . . . [is] likely to result in judicial inefficiency and deprivation to the rights of one of the parties." American Flint Glass Workers Union, AFL-CIO v. Beaumont Glass Co., 62 F.3d 574, 578 n.5 (3d Cir. 1995).

          Here, AMP expressly declined to move on its federal disclosure claim and stated so in its brief below (alleged "disclosure problems . . . are not the subject of AMP's present motion") (A 1122) and at oral argument.(FN9) Thus, the court's sua sponte order deprived AlliedSignal of the opportunity to present a complete factual record for the court. See Otis Elevator, 27 F.3d at 910 (unless notice of summary judgment is given, a party is under no compulsion to "marshall all of the evidence in support of his claims") (citation and internal quotation marks omitted). In fact, the court issued its order based on disclosure statements that had already been supplemented by a later, more detailed public filing that included the critical core of the disclosures ordered by the district court. (Tab 1 at 8.) That supplemental public filing was not submitted to the district court because the adequacy of AlliedSignal's disclosures was not at issue in any pending motion.

----------------
9 Counsel for AMP compounded the court's confusion. Although counsel for AMP did inform the court at oral argument that there was no motion before it concerning AlliedSignal's disclosures, AMP's counsel incorrectly suggested that it had filed such a motion:

               THE COURT: Well, there is a motion before me as to whether or not there has been full disclosure by Allied.

               MR. HARKINS [AMP's COUNSEL]: We haven't brought that on to the Court today, BUT YOU'RE ABSOLUTELY
               RIGHT, YOUR HONOR.

     (A 1242) (emphasis added). In fact, AMP has never brought any motion regarding AlliedSignal's disclosures.


     B. THERE IS NO EVIDENCE THAT ALLIEDSIGNAL VIOLATED THE FEDERAL SECURITIES LAWS

          In ordering the additional disclosures, the district court did not make the required finding that the omitted statements would be material to any shareholder. See SEC Rule 14a-9, 17 C.F.R. ss. 240.14a-9
(promulgated under 15 U.S.C. ss. 78n(a)) (prohibiting false or misleading statements or omissions "of material fact"); see also General Elec. Co. v. Cathcart, 980 F.2d 927, 932 (3d Cir. 1992).(FN10) Indeed, no such finding of materiality was possible in this case.

----------------
10 The district court misapplied this test by finding that the omitted statements were "material to AMP's motion" instead of material to a reasonable shareholder. (Op. at P. 66.)


          An omission is material only "if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote" when considered as part of the "total mix" of information available to shareholders. TSC Indus., Inc. v. Northway, Inc., 426 U.S. 438, 449 (U.S 1976). Here, even the version of AlliedSignal's Consent Statement before the district court disclosed that the nominees "understand that, as directors of [AMP], each of them has an obligation under Pennsylvania law to discharge his or her duties as a director in good faith IN A MANNER HE OR SHE REASONABLY BELIEVES TO BE IN THE BEST INTERESTS OF [AMP] and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances." (A 769.) (emphasis added.) The Consent Statement further stated that the nominees "intend to discharge THEIR OBLIGATIONS OWING TO THE COMPANY UNDER PENNSYLVANIA LAW." (A 769.) (emphasis added.) There is no material difference between AlliedSignal's disclosures and the additional disclosure ordered by the district court.

          In addition, in its amended Consent Statement that had been filed with the SEC on October 1 -- before the court's decision -- AlliedSignal made the following disclosures:

          [T]he nominees understand that, in their actions as directors of the Company, they should not be guided by or take into account any duties or responsibilities they may have in other capacities to AlliedSignal or its stockholders, but rather ARE OBLIGATED TO ACT SOLELY WITH REGARD TO THEIR DUTIES AS DIRECTORS OF THE COMPANY UNDER APPLICABLE PENNSYLVANIA LAW.

(Tab 1 at 8.) Not only does this statement unequivocally state that the nominees' duty is only to AMP, but it also makes clear that the nominees understand that they are obligated to act solely with regard to their duties as directors of AMP. Id.

          Thus, AlliedSignal's disclosures in its original or amended Consent Statements are sufficient, as a matter of law, to satisfy federal disclosure obligations. In Kas v. Financial Gen. Bankshares, Inc., 796 F.2d 508, 511 (D.C. Cir. 1986), for example, the plaintiff alleged that defendants' proxy material failed to disclose that the dual roles of two individuals who served as directors of a target corporation and as attorneys to, and directors of, the acquiror constituted a "conflict of interest." The proxy materials, however, disclosed the fact that these two directors served as directors of the acquiror. See id. at 515. The court held that the proxy material could not "be faulted because it never uses the actual phrase `potential conflict of interest,'" explaining that "[t]he federal securities laws require only that the various roles of the [directors] be clearly disclosed -- as they were." Id. at 517. Here, AlliedSignal went beyond Kas: it not only disclosed the nominees' roles, but also acknowledged the potential conflict of interest. See Valley Nat'l Bank of Arizona v. Westgate-California Corp., 609 F.2d 1274, 1281-82 (9th Cir. 1979) (holding that proxy material adequately disclosed the dual position of directors on both acquiror's and acquired's board and refusing to undo merger transaction).

          Moreover, the district court's injunction goes beyond merely requiring disclosure of omitted facts; it orders AlliedSignal to provide a "statement from each nominee affirmatively committing personally" to their exclusive loyalty to AMP. (Order at 2.) Whatever the benefits of having director candidates pledge exclusive loyalty to the corporation they wish to serve -- and all AlliedSignal's nominees have willingly made that pledge -- a court has no authority (and neither AMP nor the Order identifies any) to require such a pledge under the federal disclosure laws, or any other law. In any event, the nominees had already, in effect, made such attestations. The October 1, 1998 Consent Statement states that "the nominees understand that . . . [they] are obligated to act solely with regard to their duties as directors of [AMP]." (Tab 1 at 8.) Such a statement -- made under the penalties of the securities laws -- is tantamount to the attestations ordered by the district court.

     C.   THE DISTRICT COURT'S INJUNCTIVE RELIEF IS PREMISED ON A
          FUNDAMENTAL MISUNDERSTANDING OF PENNSYLVANIA LAW

          The district court's ruling on the Nominee Election Proposals is also premised on an erroneous interpretation of PBCL ss. 2538 and on the court's mistaken conclusion that the nominees, if elected, will be unable to support the merger proposal without breaching their fiduciary duties. The court's opinion is particularly significant because AMP shareholders may rely on the court's holding in deciding whether or not to vote for the nominees. Thus, if left to stand, the district court's Order, and the opinion on which it is based, will likely infect the entire corporate election process. Shareholders will be left to vote on the central issue of corporate governance -- who will sit on AMP's board of directors -- based on the district court's fundamental misperception of Pennsylvania law.

          Indeed, the district court's opinion paints the following scenario for the shareholders who will be asked to consent to the election of the nominees: if shareholders elect the nominees, the nominees "may be disqualified as AMP directors by self-restraint or by judicial restraint, from voting on or implementing acquisition related transactions." (Op. at P. 75.) The district court also predicts that, if elected, the nominees will become "embroiled" in "protracted litigation on each and every action that relates to acquisition or AMP corporate independence" and "will have an inherent conflict that will NECESSARILY put them at risk of violating Pennsylvania's fiduciary duty standard." (Op. at P. P. 68, 73, 76.) The import of the district court's opinion is clear: if elected, the nominees cannot do what they were elected to do -- support the AlliedSignal tender offer or merger proposal -- without violating Pennsylvania law and breaching their fiduciary duties.

          1. SECTION 2538 PERMITS INTERESTED DIRECTORS TO VOTE ON TRANSACTIONS WITH AN INTERESTED SHAREHOLDER

          Paragraph 56 of the district court's opinion contains the following blatant misstatement of Pennsylvania law:

          Such disqualifications [of interested directors] have been expressed by the Pennsylvania Legislature with respect to interested directors in the context of voting on a merger transaction. 15 Pa. Cons. Stat. Ann. ss. 2538(b). Only disinterested directors may vote to approve a plan of merger if the board were asked to adopt or reject the same.

Similarly, paragraph 79 states: "Under Section 2538, interested directors are prohibited from voting on merger transactions." The district court is wrong. Section 2538 expressly allows directors who are affiliates or nominees of an interested shareholder ("interested directors") to vote on a proposed corporate transaction with an interested shareholder.

          Section 2538(a) provides that certain transactions with interested shareholders "shall require the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the vote of the interested shareholder." Section 2538(b) then provides three separate exceptions to the general rule: (1) transactions approved by a majority vote of the board of directors without counting the vote of interested directors; (2) transactions in which the consideration to be received by the shareholders is not less than the highest amount previously paid by the interested shareholder in acquiring shares; and (3) mergers in which the interested shareholder owns 80% or more of the outstanding shares.

          Contrary to the district court's conclusion, there is NO language in ss. 2538 stating that interested directors cannot vote in favor of a merger. Indeed, if interested directors could not vote in favor of a merger, there would be no need for the exception in ss. 2538(b)(1) for transactions approved by a majority of the directors not counting the vote of interested directors. Without interested directors voting, such transactions could only be approved by a majority of the disinterested directors. In fact, under ss. 2538, not only can interested directors vote on merger proposals, they can cast a majority of the votes in favor of those proposals even without the support of a majority of "disinterested" directors so long as (1) the merger proposal is subject to a vote of disinterested shareholders under ss. 2538(a), or (2) the price offered in the merger is the highest price paid by the interested shareholder.

          The conclusion that interested directors can vote on a merger with an interested shareholder is also supported by PBCL ss. 1728. Section 1728, Pennsylvania's "interested director statute," expressly provides that a "transaction" between a corporation and another company in which one or more of the first corporation's directors have an "interest"

          shall not be void or voidable solely for that reason, or solely because the [interested] director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, OR SOLELY BECAUSE HIS OR THEIR VOTES ARE COUNTED FOR THAT PURPOSE

if one of the specified conditions of the statute is met (emphasis added). Thus, the interested director statute specifically contemplates that an acquiror-affiliated director can vote on a merger transaction between a corporation and an interested shareholder.(FN11) See also Landy v. Amsterdam, 815 F.2d 925, 930 (3d Cir. 1987) (plaintiff could not maintain a cause of action merely by showing that two corporations involved in a merger were controlled by the same trustees).(FN12)

----------------
11 The text of the interested director statute is incorporated almost verbatim into AMP's own Bylaws at ss. 2.12. (A 564.)

12 AMP argued below that Landy was inapposite, primarily because that case involved neither the director's "obligations to their corporation" nor a "board packing scheme." This misses the point. AMP's arguments are based on the allegation that the nominees' affiliation with AlliedSignal create an inherent conflict of interest. Landy simply recognizes that Pennsylvania has rejected such a simplistic analysis of merger transactions in which directors sit on the boards of both companies.


          2. THE DISTRICT COURT'S PREMISE THAT THE NOMINEES CANNOT ACT WITHOUT BREACHING A FIDUCIARY DUTY IS INCONSISTENT WITH PENNSYLVANIA LAW AND STANDARD CORPORATE PRACTICE

          A fundamental premise of the district court's opinion appears to be that the nominees, if elected, would be unable to act without breaching their fiduciary duties to AMP. For example, according to the court, since AMP's current directors determined that AlliedSignal's offer was not in AMP's best interests, the "fiduciary duty" of the current directors "may well compel legal challenge" to the nominees' actions, if they are elected. (Op. at P. 77.) That conclusion cannot be correct in the abstract, but can properly be reached only based upon the deliberations and decisions of the reconstituted board. There is no presumption of unfair dealing in these circumstances. The district court's theory ignores entirely the fact that the directors' interaction after the election may cause the old or new directors to have a new understanding. Pennsylvania, like other states, does not outlaw potential conflicts of interest. Rather, it requires full disclosure and an analysis of fair dealing on a case by case basis. That is the mandate of PBCL ss. 1728.

          At bottom, the district court reads a "disinterestedness" element into the requirements for an individual to serve on a corporate board and vote on transactions, but there is no legal or factual support for such a requirement. See PBCL ss. 1722(a); AMP Bylaw ss. 2.1 ("[d]irectors shall be at least 18 years of age and need not be United States citizens or residents of Pennsylvania or shareholders of the Corporation.") (A 561.) Nothing in Pennsylvania law or AMP's Articles or Bylaws remotely suggests that shareholders' fundamental right to elect directors of their choosing may be limited or taken away simply because a nominee is affiliated with a potential acquiror. Such a disinterestedness requirement would be contrary to those PBCL sections that expressly contemplate the vote of interested directors on merger proposals. See PBCL ss.ss. 1728, 2538.

III. THE DISTRICT COURT ERRED IN NOT ISSUING A PRELIMINARY INJUNCTION AGAINST THE NONREDEMPTION AND NULLIFICATION PROVISIONS

     A. ALLIEDSIGNAL'S CONSENT SOLICITATION PROPOSALS ARE AUTHORIZED BY THE PBCL, AMP'S ARTICLES OF INCORPORATION, AND AMP'S BYLAWS

          The district court denied AlliedSignal's preliminary injunction motion on the ground that AlliedSignal's consent solicitations are unlawful. The district court expressly held "unlawful" AlliedSignal's Shareholder Rights Proposal, that would amend AMP's Bylaws to take power with respect to the poison pill away from the board. (Op. at P. P. 43-47.) The district court also characterized AlliedSignal's Nominee Election Proposal as an "attempt [by] a shareholder to propose a plan of merger," and then held that "[s]uch action is beyond the powers of the shareholders and, therefore, is unlawful." (Op. at P. 50.) In making these findings, the district court ignored clear statutory authority for AlliedSignal's consent solicitations and manifested a basic misunderstanding of the PBCL.

          1.   THE NOMINEE ELECTION PROPOSALS ARE LAWFUL

          Neither AMP nor the district court questions AlliedSignal's right to conduct a consent solicitation to enlarge the size of the board and elect new directors. That right is clearly articulated in the PBCL and AMP's Articles of Incorporation. Section 2524 of the PBCL provides that "[a]n action may be authorized by the shareholders of a registered corporation without a meeting by less than unanimous written consent only if permitted by its articles." Article IX of AMP's Articles of Incorporation provides:

          ANY ACTION THAT MAY BE TAKEN AT A MEETING OF THE SHAREHOLDERS or of a class of shareholders may be taken without a meeting if proper consent is made to the action. ANY SUCH ACTION MAY BE TAKEN WITHOUT A MEETING UPON THE WRITTEN CONSENT OF SHAREHOLDERS who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voting. (Emphasis added.)

(A 554.) Shareholders are entitled to amend the bylaws (PBCL ss. 1504) and, of course, nominate and elect directors (PBCL ss. 1725).

          The district court held that the Nominee Election Proposals are nonetheless "unlawful" because, in the court's view, they are an attempt by a shareholder to "propose a plan of merger." (Op. at P. 50.) There is no disagreement that only a board of directors may propose a plan of merger, but that is beside the point. The Nominee Election Proposals by their terms relate only to (1) amending the bylaws to expand the size of the board and clarify the nomination process and (2) electing new directors. Nothing in the proposals refers to shareholders proposing a plan of merger; most importantly, the shareholders will not be taking any action that approves a plan of merger if they consent to the proposals.

          It is true that the nominees have stated their intention, if elected, and subject to their fiduciary duties to AMP, to propose to the entire board a plan of merger between AMP and AlliedSignal. That plan will not be sent to the shareholders for a vote unless it is first approved by the board of directors as being in AMP's best interests in light of the facts and circumstances at that time. If the district court were correct that this stated intention, by itself, constituted an illegal attempt by a shareholder to propose a plan of merger, no nominee could ever state his intention to take any action as a director that can be taken only by the directors. The federal securities laws REQUIRE that nominees for election as directors disclose any plans they have regarding transactions with the company involved, such as a proposed merger. This required disclosure cannot create a plan by a shareholder to propose a "plan of merger."

          2. ALLIEDSIGNAL'S SHAREHOLDER RIGHTS PROPOSAL IS EXPLICITLY AUTHORIZED BY PENNSYLVANIA LAW

          The district court's refusal to enjoin the nullification provision was based on its conclusion that the provision was an attempt to counter "an anticipated unlawful act by AlliedSignal and other shareholders." (Op. at P. 45.) That "unlawful" act was AlliedSignal's Shareholder Rights Proposal which, according to the district court, "violates BCL Section 2513" and constitutes an improper attempt to amend AMP's Articles of Incorporation. (Op. at P. P. 43, 46.) The district court's conclusion, however, is contrary to Pennsylvania law. Section 1721 of the PBCL (which the district court does not mention even once in its entire 26-page opinion) expressly gives AMP shareholders the right to transfer to other persons powers that the PBCL grants to the board of directors:

          Unless otherwise provided by statute OR IN A BYLAW ADOPTED BY THE SHAREHOLDERS, all powers enumerated in section 1502 (relating to general powers) AND ELSEWHERE IN THIS SUBPART or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of a board of directors. IF ANY SUCH PROVISION IS MADE IN THE BYLAWS, THE POWERS AND DUTIES CONFERRED OR IMPOSED UPON THE BOARD OF DIRECTORS BY THIS SUBPART SHALL BE EXERCISED OR PERFORMED TO SUCH EXTENT AND BY SUCH PERSON OR PERSONS AS SHALL BE PROVIDED IN THE BYLAWS.

PBCL ss. 1721 (emphasis added). The powers set forth in PBCL ss. 2513 are nowhere excluded from the broad authority granted to shareholders by ss. 1721.(FN13)

----------------
13 AMP argued below that PBCL ss. 2501(b) should be read to mean that ss. 2513 trumps ss. 1721 on the grounds that ss. 2513 is a "specific provision" that should control over a "general provision" such as ss. 1721. AMP is wrong for at least two reasons. First, the concept of the specific controlling over the general only applies if statutory provisions conflict. Nothing in ss. 2513 purports to give the directors sole or exclusive authority over the poison pill or otherwise conflicts with ss. 1721. Second, ss. 2501 was designed to clarify situations in which there is true conflict between provisions elsewhere in the PBCL generally applicable to corporations and those in Chapter 25 applicable to registered corporations. Compare e.g. PBCL ss. 1755(b) (shareholders entitled to cast at least 20% of outstanding voting shares may call special meeting) with PBCL ss. 2521 (shareholders of registered corporation may not call special meeting); PBCL ss. 1766(b) (shareholders may act by consent if authorized in bylaws) with PBCL ss. 2524 (shareholders of registered corporation may act by written consent if authorized in articles of incorporation); PBCL ss. 1912(a) (shareholders entitled to cast 10% of outstanding voting may propose an amendment to articles) with PBCL ss. 2535 (shareholders of registered corporation may not propose an amendment to articles); PBCL ss. 1924(b)(1)(ii) (plan of merger does not require shareholder approval if corporation that is party to merger owns 80% of each class of corporation's shares) with PBCL ss. 2539 (merger of registered corporation without shareholder approval pursuant to ss. 1924(b)(1)(ii) requires board approval).


          The authority of AMP shareholders to implement the Shareholder Rights Proposal flows directly from the fundamental underlying philosophy of the PBCL -- to allow shareholders maximum flexibility in structuring and controlling the affairs of their corporation. In fact, the PBCL is structured in large part as a collection of default provisions that shareholders can reject or otherwise modify and that control only if shareholders do not decide otherwise.(FN14) As one of the draftsmen of the 1988 amendments to the PBCL recently commented, the PBCL is unique in the degree of flexibility it grants to the shareholders of a Pennsylvania corporation:

----------------
14 See, e.g., ss. 1521(c) (providing that shareholders may adopt bylaws setting forth "additional provisions regulating or restricting the exercise of corporate powers"); ss. 1729(a) (allowing shareholders to modify directors' voting rights through a bylaw amendment); ss. 1731 (providing that corporate bylaws may restrict the powers of board committees); ss. 1306(a)(8), (b) (allowing corporate articles to relax, be inconsistent with or supersede statutory provisions).


               One of the most important differences between the 1988 PA BCL and the corporation laws of other states is the extent to which the Pennsylvania law validates the ability of the owners of a Pennsylvania business corporation to control the internal affairs of their corporation by contract.

William H. Clark, Jr., What the Business World is Looking for in an Organizational Form: The Pennsylvania Experience, 32 Wake Forest L. Rev. 149, 169 (1997).

          Despite the fact that ss. 1721 is the one PBCL section directly on point (and AlliedSignal relied heavily on that section in its briefing and at oral argument), the district court fails even to mention PBCL ss. 1721 in its opinion. Rather, it relies exclusively on the power granted to the directors pursuant to PBCL ss. 2513 to "adopt poison pills" and fix their terms. (Op. at P. 49.) That reliance is misplaced and again turns statutory interpretation on its head. Section 2513 cannot be read without reference to ss. 1721. Indeed, as with any other powers granted to the directors by the PBCL, the directors' ability to exercise the powers described in ss. 2513 are subject to the shareholders' overarching authority to transfer those powers to other persons under ss. 1721.

          The district court also suggests that the Shareholder Rights Proposal is an attempt to alter AMP's Articles of Incorporation through a bylaw amendment. (Op. at P. 43, 46.) The district court's only basis for this conclusion is the fact that AMP did not opt out of ss. 2513 and, according to the district court, the failure to opt out operates to incorporate the powers set forth in ss. 2513 into AMP's Articles of Incorporation (which cannot be amended through a bylaw). (Op. at P. 29.) This assertion is a non-sequitur. AMP's failure to opt-out of ss. 2513 does not operate to make ss. 2513 part of AMP's Articles. At most, AMP's decision not to opt-out simply means that AMP is subject to ss. 2513 as a provision of Pennsylvania law, nothing more and nothing less. Moreover, nothing in AMP's Articles speaks to the directors' authority with respect to a poison pill, let alone purports to give the board of directors sole authority on issues relating to a poison pill. Thus, the Shareholder Rights Proposal does not operate to amend anything in AMP's Articles of Incorporation.

          Most importantly, the Shareholder Rights Proposal is expressly authorized by AMP's Articles of Incorporation, which allow shareholders to modify or limit the directors' powers through an amendment to AMP's Bylaws.
Article VII of AMP's Articles incorporates PBCL ss. 1721 and provides that "[E]XCEPT AS OTHERWISE PROVIDED by statute or by these Articles of Incorporation as the same may be amended from time to time OR BY BYLAWS AS
THE SAME MAY BE AMENDED FROM TIME TO TIME, all corporate powers may be exercised by the Board of Directors."(FN15) (A 553.) In short, far from giving the existing directors exclusive power over AMP's poison pill, Article VII allows shareholders to decide through bylaws who should exercise the powers initially given to the directors by statute.(FN16)

----------------
15 See also Bylaws ss. 9.1 (A 575.) Moreover, the PBCL expressly provides that shareholders entitled to vote shall have the power to adopt, amend and repeal the bylaws of a business corporation. PBCL ss. 1504(a).

16 One of the few courts to examine the issue of a shareholder bylaw regarding a poison pill has found such a bylaw to be valid. International Bhd. of Teamsters Gen. Fund v. Fleming Cos., Inc., No. Civ-96-1650-A, 1997 U.S. Dist. LEXIS 2980 (W.D. Okla. Jan. 24, 1997).
     In the Fleming case, a shareholder proposed a bylaw that required the Fleming board to redeem its poison pill and obtain shareholder approval before adopting any new pill. Upholding the validity of the proposed bylaw under Oklahoma law (which parallels Delaware, not Pennsylvania, law), the court recognized that, although boards may adopt poison pills, they cannot deprive shareholders of ultimate control. Id. at *2.


          Finally, the district court compounded its error by purporting to grant a motion that was never made. The first numbered paragraph of the October 8 Order refers to, and grants, "AMP's motion for partial summary judgment, in the nature of a declaratory judgment that AlliedSignal's consent solicitation plan is unlawful in that it attempts to have AMP shareholders amend AMP's Bylaws to place the board of directors' authority over the shareholder rights plan in the hands of persons not on the board." AMP made no such motion. Indeed, AMP never requested relief of any kind on AlliedSignal's Shareholder Rights Proposal.

     B. THE NONREDEMPTION AND NULLIFICATION PROVISIONS ARE ILLEGAL AS THEY ARE BEYOND THE POWER OF A BOARD OF DIRECTORS TO ENACT AND ARE IMPERMISSIBLE ATTEMPTS TO PUNISH SHAREHOLDERS FOR EXERCISING THEIR VOTING RIGHTS

          Both the nonredemption and nullification provisions have essentially the same two-part structure: if AMP's shareholders choose to oust AMP's current directors from exercising power over the company's poison pill -- either by voting for the Nominee Election Proposals to replace them with a new board majority or by voting for the Shareholder Rights Proposal to transfer their power over the pill to shareholder rights agents -- then, as a direct and immediate consequence of that vote, all power over the poison pill is extinguished and the pill becomes non-amendable and non-redeemable, by anyone, until it expires. Thus, for a period of over one year, AMP's board could not consider a merger proposal, no matter how attractive the terms, how high the price, or how qualified the bidder.

          Each part of this structure violates Pennsylvania law. First, a Pennsylvania board of directors has no power to prevent a future board (or those exercising the powers of the board) from amending or redeeming a company's poison pill. Second, AMP's board cannot exercise its authority with respect to the poison pill to interfere directly with a shareholder vote.

          The district court failed to confront the clear statutory limits on the board in this area and, instead, analyzed the case as if it were a breach of fiduciary duty case. In part, the district court may have made this mistake that AMP's briefs below were replete with arguments that the AMP board had not breached their fiduciary duty. AlliedSignal, however, never argued that they had; its position was clear:

          This is a case about the fundamental division of power between the shareholders -- the owners of a corporation -- and their elected representatives, the board of directors. It is not a case about the latitude given to directors in exercising the powers properly vested in them; nor is it about a breach of fiduciary duties. It is a case about shareholder rights.(FN17)

----------------
17 Memorandum in Support of AlliedSignal's Motion for Summary Judgment and for an Immediate Declaratory Judgment and Preliminary Injunction filed September 14, 1998. (A 478q-478r.)


          1. THE NONREDEMPTION AND NULLIFICATION PROVISIONS ARE ILLEGAL RESTRICTIONS ON A FUTURE BOARD'S POWER AND RESPONSIBILITIES UNDER THE PBCL

          PBCL ss. 1721 mandates that that "[u]nless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502 . . . or otherwise vested by law in a business corporation shall be exercised by, or under the authority of . . . a [corporation's] board of directors." One of the powers specifically enumerated in PBCL ss. 1502 is the power "[t]o accept, reject, respond to or take no action in respect of an actual or proposed acquisition, divestiture, tender offer, takeover or other fundamental change under Chapter 19 . . . or otherwise." PBCL ss. 1502(18). The Committee Comment to ss. 1502(18) makes clear that the power to accept, reject, or respond to a proposed acquisition includes the power to amend or redeem the poison pill:

          The type of decision committed to the board of directors by subsection (a)(18) is intended to include, among other things, whether to adopt a shareholder rights plan (sometimes referred to as a "poison pill") and, if a shareholder rights plan is or has been adopted, whether to redeem the rights.

Committee Comment to PBCL ss. 1502. The powers enumerated in PBCL ss. 1502 cannot be limited by unilateral director action: section 1502 provides that Pennsylvania corporations "shall" have all the enumerated corporate powers, "[s]ubject to the limitations and restrictions imposed by statute or contained in [their] articles." The limitations at issue here were created through unilateral board action adopting the poison pill amendments, not by statute or through the Articles.

          A similar action by a corporate board was held unlawful in Bank of New York Co. v. Irving Bank Corp., 528 N.Y.S.2d 482 (Sup. Ct. N.Y. County 1988). In Bank of New York, the court invalidated a dead hand amendment to a company's poison pill (purporting to make the pill non-redeemable by any director except those on the board when the amendment was enacted and their designees). Id. at 485-86. The court recognized that the dead hand amendment was a restriction on the power of future boards of directors to amend or redeem the pill and held that under governing New York law such restrictions were valid only if adopted in a company's articles of incorporation. Id. at 485. As the dead hand amendment was enacted by unilateral board action, it was contrary to the statute and illegal. Id.

          The nullification provision is also beyond the power of the AMP board for another reason: it contravenes the express authority of Article VII of the AMP Articles and PBCL ss. 1721. The Shareholder Rights Proposal seeks to have shareholders exercise their authority under Article VII and ss. 1721 to adopt a bylaw transferring the AMP board's power over the company's poison pill to Shareholder Rights Agents. The nullification provision, however, is designed to render the Shareholder Rights Proposal void ab initio, by providing that as soon as shareholders pass a bylaw to transfer the power over the poison pill from the board, that power is extinguished. As an attempt to abrogate AMP shareholders' statutory right to transfer the powers of their board, the nullification provision is in direct conflict with AMP's own Articles and with Pennsylvania law.

          The opinion of the district court ignores these statutory limitations on the power of the board. Instead, the district court erroneously analyzes the legality of the nonredemption and nullification provisions as a question of fiduciary duty. (Op. at P. P. 49, 61, 62.) This analysis, however, misses the point. At issue is not the propriety of the board's decision to amend the pill, but rather the board's legal authority to do so in a manner that removes the power of future boards over the pill (and robs shareholders of authority expressly given to them by the AMP Articles and PBCL ss. 1721). See Bank of New York, 528 N.Y.S.2d at 485 (distinguishing the issue of "the propriety of the adoption of the plan" from the "legality of . . . [a] provision restricting the power of duly elected directors"). AMP's pill amendments go far beyond the dead hand pills, which have been declared unlawful in a number of cases even though they permit disinterested directors to redeem the pill. See id.; Carmody v. Toll Brothers, Inc., C.A. No. 15983, 1998 Del. Ch. LEXIS 131, *36-37, *40
n.30 (Del. Ch. July 24, 1998).

          Moreover, even a fiduciary duty analysis reveals the illegality of the nonredemption and nullification provisions. Under Pennsylvania law, the fiduciary duty of a director requires that he "shall perform his duties
 . . . with such care, including reasonable inquiry, skill, and diligence, as a person of ordinary prudence would use in similar circumstances." PBCL ss. 1712 (emphasis added). These fiduciary duties are applicable to board decisions with respect to poison pills. See Committee Comment to PBCL ss. 2513 (directors' decisions "in connection with a shareholder rights plan, including . . . redemption of the rights" will be subject to directors' fiduciary duty standard). Thus, the board's attempted abdication of its authority and responsibility to respond to merger proposals by enacting the nonredemption and nullification provisions cannot be effected in good faith, certainly not when the period involved is more than one year.

          The opinion of the district court also attempts to find authorization for the nonredemption and nullification provisions in PBCL ss. 2513, which permits Pennsylvania companies to implement poison pills with terms "as are fixed by the board of directors." This section does not "trump" the other provisions of the PBCL or give a Pennsylvania board carte blanche to exercise clearly ultra vires powers as long as they are cloaked in the form of a rights plan amendment. Indeed, reading ss. 2513 to authorize the nonredemption and nullification provisions would turn the statute on its head -- it would read the board's power to "fix the terms" of a poison pill under ss. 2513 as being so broad as to prevent future boards from exercising that very same power, or indeed any power, over the poison pill.

          Finally, the district court's opinion mischaracterizes the nonredemption and nullification provisions as imposing only "voting disqualifications for interested directors," when by their express terms they prevent all directors -- interested or disinterested -- from redeeming or amending the pill. This basic misconception infects the court's entire opinion upholding these provisions. The court upheld the nonredemption and nullification provisions on the grounds that they simply reflected what it termed the "the disinterested majority concept," the concept that "only disinterested directors may vote to redeem or amend shareholder rights plans." In truth, these provisions leave no one with power over AMP's pill.(FN18)

----------------
18 The fact that the nonredemption and nullification provisions take the power to amend or redeem the pill from all directors renders the court's reliance on Invacare Corp. v. Healthdyne Techs., Inc., 968 F. Supp. 1578 (N.D. Ga. 1997) inapposite. Invacare upheld a dead hand poison pill that allowed incumbent directors and their designees to redeem the pill at issue. Id. at 1581. Moreover, Invacare upheld the dead hand provision on the basis of a statutory scheme which is fundamentally different from Pennsylvania's. Id. at 1580. The Georgia statute in Invacare, unlike Pennsylvania's, gave Georgia boards "sole discretion" over shareholder rights plans. Id.; compare PBCL ss.ss. 1504, 1721, 2513 (Pennsylvania) with Ga. Code Ann. ss. 14-2-624(c)
     (Georgia); see also Carmody v. Toll Brothers, Inc., C.A. No. 15983, 1998 Del. Ch. LEXIS 131, *36-37, *40 n.30 (Del. Ch. July 24, 1998)
     (holding that a valid claim against a dead hand provision in a poison pill had been stated under Delaware law and distinguishing Invacare on the basis of the unique Georgia statutory language.) NO COURT HAS RULED ON A TOTALLY NON-REDEEMABLE, NON-AMENDABLE PILL LIKE THE ONE AT ISSUE HERE.


          2. THE NONREDEMPTION AND NULLIFICATION PROVISIONS PUNISH SHAREHOLDERS FOR VOTING AND ARE THEREFORE ILLEGAL

          AMP's nonredemption and nullification provisions also are illegal under Pennsylvania law because they effectively penalize shareholders for exercising their right to vote. Under the nonredemption provision, if AMP's shareholders elect a new majority to AMP's board to facilitate a merger with AlliedSignal, then all of AMP's directors lose the power to amend or redeem AMP's poison pill and consequently lose, as well, the ability to approve AlliedSignal's (or any other company's) tender offer until the poison pill rights expire on November 6, 1999. This punishes the shareholders for voting to oppose the directors' position on a merger with AlliedSignal, in effect saying to shareholders that, if the current board cannot have power over the pill, no one can. The nullification provision metes out the same punishment to shareholders if they vote for the Shareholder Rights Proposal -- if they vote for the Rights Proposal, then no one, not AMP's directors or the Shareholder Rights Agents, can amend or redeem the pill, effectively preventing any merger, with anyone, until the expiration of the pill.

          Such a direct attempt to frustrate the ability of shareholders to vote violates Pennsylvania law and warrants injunctive relief. Pennsylvania law accords shareholder voting rights the highest degree of protection. The Pennsylvania Supreme Court has described the right to vote as "a shareholder's most fundamental right." Reifsnyder v. Pittsburgh Outdoor Adver. Co., 173 A.2d 319, 322 n.8 (Pa. 1961) (citing 13 William Meade Fletcher, Fletcher Cyclopedia of the Law of Private Corporations, ss. 5717 (rev. Col. 1961)). Under Pennsylvania law, actions like those by AMP's board that "effectively disenfranchise" shareholders violate "general fundamental principles that when a vote is to be taken it should be a fair and open vote, and that the shareholders should be treated fairly and properly," and such actions should be enjoined as "fundamentally unfair" under PBCL ss. 1105.(FN19) Norfolk Southern Corp. v. Conrail, Civ. Act. No. 96-7167, *68-69 (E.D. Pa. Dec. 17, 1996) (VanArtsdalen, J.) (A 546-47).

---------
19 PBCL ss. 1105, as interpreted by the Pennsylvania Supreme Court, authorizes courts to issue "an injunction to prevent any proposed corporate plan fraught with fraud or fundamental unfairness." In re Jones & Laughlin Steel Corp., 412 A.2d 1099, 1103 (Pa. 1980).


          In Norfolk Southern, the Conrail board, like AMP's board, attempted to manipulate a shareholder vote by coercing the outcome. The Conrail board attempted indefinitely to postpone an announced shareholder meeting called to consider certain aspects of Conrail's proposed merger with CSX, unless and until Conrail could be assured it had enough proxies to win the vote. Conrail's action, Judge VanArtsdalen found, "effectively disenfranchises those shareholders who may be opposed to [Conrail's] proposal because it says to them that . . . we will not allow the vote to go ahead if there is any [chance] . . . the proposal will not be approved." (A 546.) By depriving shareholders of a meaningful choice, the directors created a "sham election" that was "fundamentally unfair to those who may be opposed to the transaction." (A 546-47.) Such interference with shareholder voting rights, Judge VanArtsdalen held, justified an injunction against the directors' actions.

          This Court has similarly recognized that a board may not take actions that prevent shareholders from exercising their right to vote. In IBS Fin. Corp., 136 F.3d at 951, this Court, applying New Jersey law (which does not differ from Pennsylvania law in its respect for the voting process), invalidated a board's attempt to reduce its size because the only purpose to the board's action was to prevent dissident shareholders from gaining seats on the board. The Court applied heightened scrutiny to "matters involving the integrity of the shareholder voting process," explaining that the shareholder franchise is "critical to the theory that legitimates the exercise of power by some (directors and officers) over vast aggregations of property that they do not own." Id. at 949 (quoting Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651, 659 (Del. Ch.
1988)).(FN20)

----------------

20 The IBS Fin. Corp. court predicted that New Jersey would follow Delaware and apply heightened scrutiny to director actions which interfered with voting rights, even though New Jersey law, like Pennsylvania's, rejects Delaware's heightened scrutiny standard for responding to tender offers. See IBS Fin. Corp., 136 F.3d at 950; compare 14A N.J. Stat. Ann. 6-1(3) (boards of directors have "no obligation to facilitate" a takeover) with PBCL. ss. 1715 (directors' fiduciary duties do not require them to redeem a poison pill). Although the election in IBS Fin. Corp. was not in the context of a takeover, the analysis of the Court's opinion would apply heightened scrutiny to all actions "intended to hamper the exercise by some shareholders of their franchise." Id. at 949.


          A poison pill provision similar to, but less draconian than, the nonredemption and nullification provisions at issue in this case was held invalid as an illegal disenfranchisement of shareholders in Carmody v. Toll Brothers, Inc., C.A. No. 15983, 1998 Del. Ch. LEXIS 131, *44 (Del. Ch. July 24, 1998). In Carmody, the court invalidated a dead hand poison pill as purposefully disenfranchising shareholders. The court held that, if the pill were upheld, "shareholders will be powerless to elect a board that is both willing and able to accept [a takeover] bid and they may be forced to vote for incumbent directors whose policies they reject because only those directors have the power to change them." Id. at 42-43 (internal quotations and citations omitted).

     C. ALLIEDSIGNAL HAS DEMONSTRATED THE REMAINING PREREQUISITES TO INJUNCTIVE RELIEF

          Irreparable harm will result from the cloud cast over the shareholders' vote by the nonredemption and nullification provisions. Shareholders may be deterred from voting for the consent solicitation if they believe that doing so will trigger these provisions and cause all power to redeem the pill, by anyone, to be lost. See Bank of New York, 528 N.Y.S.2d at 482 (irreparable harm where an invalid poison pill amendment was "likely to taint the electoral process"); see also International Banknote Co. v. Miller, 713 F. Supp. 612, 623 (S.D.N.Y. 1989) (management causes irreparable harm to shareholders by "frustrating them in the attempt to obtain representation on the board"). In addition, by making AMP's poison pill non-redeemable and non-amendable, the provisions threaten to deprive AMP's shareholders of the opportunity to tender their shares to AlliedSignal at $44.50 cash per share and to deprive AlliedSignal of the unique opportunity to effect a merger with AMP. See San Francisco Real Estate Investors v. Real Estate Inv. Trust of Am., 701 F.2d 1000, 1003 (1st Cir. 1983) (loss of opportunity to acquire corporation is irreparable harm).

          Given this irreparable harm, the balance of the equities favors an injunction, which can cause no harm to AMP. AMP remains free to convince its shareholders to vote against the solicitation proposals and will have ample time to challenge any AMP-AlliedSignal combination before it could be consummated. Finally, the public interest in safeguarding corporate democracy supports an injunction to prevent the taint of illegality from affecting a shareholder vote in a closely-watched, multi-billion dollar tender offer and consent solicitation.

                                 CONCLUSION

          For the foregoing reasons, AlliedSignal respectfully requests that this Court reverse and vacate the district court's October 8, 1998, Order as it relates to Civil Action Nos. 98-CV-4405 and 98-CV-4058, except with respect to the setting of the record date for the Shareholder Rights Proposal, and remand to the district court with instructions to enjoin AMP from giving effect to, or enforcing, the nonredemption and nullification provisions.



                                    Respectfully Submitted


                                    /s/ Mary A. McLaughlin
                                    ---------------------------
                                    Mary A. McLaughlin
                                    George G. Gordon
                                    DECHERT PRICE & RHOADS
                                    4000 Bell Atlantic Tower
                                    1717 Arch Street
                                    Philadelphia, PA  19103-2703


                                    Alexander R. Sussman
                                    Barry G. Sher
                                    FRIED FRANK HARRIS, SHRIVER & JACOBSON
                                    (A Partnership Including
                                    Professional Corporation)
                                    One New York Plaza
                                    New York, NY  10004

Dated: October 13, 1998

                      CERTIFICATION OF BAR MEMBERSHIP
                      -------------------------------

          I hereby certify that Mary A. McLaughlin and George G. Gordon are members in good standing of the bar of the United States Court of Appeals for the Third Circuit.

                                                /s/ Mary A. McLaughlin
                                                -----------------------
                                                 Mary A. McLaughlin